Exhibit 99.5

Eagle Energy Company of Oklahoma, LLC

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2012	December 31, 2011
	(In Thousands)
Assets
Cash	$3,803	$9,986
Accounts receivable	21,708	20,052
Derivative assets, net	12,535	6,435
Prepaid expenses and other current assets	960	778

Total current assets	39,006	37,251

Properties and equipment—successful efforts method	257,612	233,874
Less—accumulated depreciation, depletion and amortization	(25,692)	(28,676)

Properties and equipment, net	231,920	205,198
Noncurrent derivative assets, net	6,195	28
Other noncurrent assets	4,450	3,960

Total assets	$281,571	$246,437

Liabilities and members’ equity
Current liabilities:
Accounts payable and accrued liabilities	19,544	21,717

Total current liabilities	19,544	21,717

Long-term debt	153,000	114,000
Asset retirement obligations	1,671	1,545
Contingent liabilities and commitments (Note 8)
Members’ equity	107,356	109,175

Total liabilities and members’ equity	$281,571	$246,437

See accompanying notes.

Eagle Energy Company of Oklahoma, LLC

Condensed Consolidated Statements of Income

(Unaudited)

	Six Months Ended June 30,
	2012	2011
	(In Thousands)
Revenues:
Oil and gas sales	$47,097	$27,621
Realized and unrealized gains (losses) on derivatives	16,165	(1,028)

Total revenues	63,262	26,593

Expenses:
Lease operating	7,263	5,386
Production taxes	1,696	2,018
Depletion, depreciation, and amortization	12,889	7,193
Impairment of oil and gas properties	35,767	409
Exploration	11	102
General and administrative	2,723	1,295
Other	(35)	45

Total expenses	60,314	16,448

Operating income	2,948	10,145

Other income (expenses):
Interest expense	(4,648)	(2,987)
Other	(119)	(55)

Total other income (expenses)	(4,767)	(3,042)

Net income (loss)	$(1,819)	$7,103

See accompanying notes.

Eagle Energy Company of Oklahoma, LLC

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2012	2011
	(In Thousands)
Operating activities
Net income (loss)	$(1,819)	$7,103
Adjustments to reconcile to cash provided by operations:
Depletion, depreciation and amortization	12,889	7,193
Amortization of debt financing costs	551	532
Impairment of oil and gas properties	35,767	409
Cash provided (used) by changes in current and noncurrent assets and liabilities:
Accounts receivable	(1,656)	3,877
Prepaid expenses and other current assets	(181)	(234)
Accounts payable	(5,398)	1,256
Changes in current and noncurrent derivative assets, net	(12,267)	2,259
Other noncurrent assets	(1,041)	—

Net cash provided by operating activities	26,845	22,395

Investing activities
Capital expenditures	(72,028)	(41,151)

Net cash used in investing activities	(72,028)	(41,151)

Financing activities
Borrowings under credit agreements	39,000	6,000
Contributions by members	—	15,000
Distributions	—	(300)

Net cash provided by financing activities	39,000	20,700
Increase (decrease) in cash	(6,183)	1,944
Cash at the beginning of the year	9,986	3,675

Cash at the end of the period	$3,803	$5,619

Supplemental non-cash transactions:
Change in accrued capital expenditures	$3,225	$(2,581)
Change in asset retirement obligations	$126	$82

See accompanying notes.

Eagle Energy Company of Oklahoma, LLC

Notes to Consolidated Financial Statements

1. Organization, Operations and Basis of Presentation

Organization and Operations

Unless otherwise noted, the terms “we,” “us,” “our,” “management” and other similar terms refer to Eagle Energy Company of Oklahoma, LLC (the Company), an Oklahoma limited liability company. We were formed on December 11, 2009 (Inception) with a focus on the acquisition, exploration, development, and production of natural gas and crude oil in the Mid-Continent region of the United States. Our wholly owned subsidiary, Eagle Energy Operating GP, LLC is the general partner (0.01%) of Eagle Energy Operating Company, LLC in which we own a substantial majority interest (99.99%). Eagle Energy Operating Company operates its wholly owned subsidiary, Eagle Energy Production, LLC.

The Company is headquartered in Tulsa, Oklahoma. The Company’s operations are primarily in Oklahoma, in the counties of Woods, Alfalfa and Lincoln, with drilling efforts primarily focused in the Mississippian Limestone geological formations.

2. Summary of Significant Accounting Policies

Basis of Presentation

Our accompanying interim condensed consolidated financial statements are unaudited and do not include all disclosures required in annual financial statements and therefore should be read in conjunction with the consolidated financial statements and notes thereto of the Company as of December 31, 2011 and 2010 and the years then ended and for the period from December 11, 2009 (Inception) through December 31, 2009, included elsewhere in this offering memorandum.

The accompanying condensed consolidated financial statements of the Company include the accounts of the Company and our wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation have been included. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The results for the six months ended June 30, 2012 and 2011 are not necessarily indicative of annual results.

3. Impairments of Oil and Gas Properties

As a result of declines in forward natural gas prices, we performed an impairment assessment of our oil and gas producing properties. As a result of this assessment, we recorded a $35.1 million impairment of capitalized costs related to properties producing from the Hunton formation located in Lincoln county, Oklahoma.

The impairment recorded has been measured at fair value on a nonrecurring basis within Level 3 of the fair value hierarchy. Our assessment utilized estimates of future discounted cash flows. Significant judgments and assumptions in these assessments include estimates of recoverable reserve quantities, estimates of future crude oil and natural gas prices using a forward NYMEX curve adjusted for locations basis differentials, future natural gas liquids prices, expected capital costs related to future development activity and a discount rate of 10% for proved reserves.

Eagle Energy Company of Oklahoma, LLC

Notes to Consolidated Financial Statements

4. Fair Value Disclosures

Assets and Liabilities Measure at Fair Value on a Recurring Basis

The Company utilizes a valuation framework based upon inputs that market participants use in pricing an asset or liability, which are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources; whereas, unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. These two types of inputs are further divided into the following fair value input hierarchy:

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and U.S. government treasury securities.

Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives, such as over-the-counter forwards and options.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following table summarizes by level the Company’s financial assets that were accounted for at fair value on a recurring basis as of June 30, 2012 and December 31, 2011, based on the fair value hierarchy:

	Fair Value Measurements at June 30, 2012 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value as of June 30, 2012
Energy derivative assets	$—	$18,730	$—	$18,730

	Fair Value Measurements at December 31, 2011 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value as of December 31, 2011
Energy derivative assets	$—	$6,463	$—	$6,463

Eagle Energy Company of Oklahoma, LLC

Notes to Consolidated Financial Statements

The Level 2 instruments presented in the previous table consist of oil, liquids and natural gas collars and swaps. The Company utilizes the mark-to-market valuation reports provided by our counterparty for monthly settlement purposes to determine the valuation of our derivative instruments. The determination of the fair values presented above also incorporates a credit adjustment for non-performance risk, as required in the authoritative guidance. The Company calculated the credit adjustment for derivatives in an asset position using the credit default swap rate for our counterparty. Based on this computation, the adjustment for credit risk is not significant. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy. The determination of the fair value of our liabilities does not consider noncash collateral credit enhancements.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Asset Retirement Obligations—The Company initially estimates the fair value of asset retirement obligations (ARO) based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO, the amount and timing of settlements and the credit-adjusted risk-free interest rate and inflation rates.

See Note 3 for additional discussion related to the impairment recorded at June 30, 2012 based on a non-recurring fair value measurement.

5. Derivative Instruments

The Company is exposed to fluctuations in crude oil and natural gas prices on its production. The Company believes it is prudent to manage the variability in cash flows by entering into derivative financial instruments to economically hedge a portion of its crude oil, natural gas liquids and natural gas production. The Company utilizes various types of derivative financial instruments, including swaps and collars, to manage fluctuations in cash flows resulting from changes in commodity prices. These derivative contracts are placed with the lead of our credit facility. The commodity reference prices, upon which the commodity derivative contracts are based, reflect various market indices that have a high degree of historical correlation with actual prices received by the Company for its oil, natural gas liquids and natural gas production.

Inherent in the Company’s portfolio of commodity derivative contracts are certain business risks, including market risk and credit risk. Market risk is the risk that the price of the commodity will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by the Company’s counterparty to a contract. The Company does not require collateral from its counterparties but does attempt to minimize its credit risk associated with derivative instruments by entering into derivative instruments only with counterparties that are large financial institutions, which management believes present minimal credit risk. In addition, to mitigate its risk of loss due to default, the Company has entered into agreements with its counterparty on its derivative instruments that allow the Company to offset its asset position with its liability position in the event of default by the counterparty.

Eagle Energy Company of Oklahoma, LLC

Notes to Consolidated Financial Statements

As of June 30, 2012, the below table sets forth our outstanding commodity derivative contracts, all of which settle monthly, and none of which were designated as hedges.

Period	Contract	Quantity Type	Notional Volume	Range of Hedge Prices
Natural Gas
2012	Swap	MMBtu	1,043,100	$6.52
2013	Swap	MMBtu	176,700	$6.52
2012	Collar	MMBtu	744,000	$3.25-3.88
2013	Collar	MMBtu	2,170,913	$3.48-4.45
2014	Collar	MMBtu	1,806,420	$3.77-4.87
2015	Collar	MMBtu	64,667	$3.50-4.63

Crude oil
2012	Swap	Bbls	12,771	85.38
2013	Swap	Bbls	18,647	86.16
2014	Swap	Bbls	1,500	86.30
2012	Collar	Bbls	189,000	$90.33-$105.63
2013	Collar	Bbls	217,587	$86.97-$101.29
2014	Collar	Bbls	167,917	$88.09-$98.89
2015	Collar	Bbls	13,400	$87.50- $99.38

NGLs
2012	Swap	Gallons	8,215,200	$1.74
2013	Swap	Gallons	11,302,200	$1.63
2014	Swap	Gallons	7,266,000	$1.58

Natural gas basis
2012	Swap	MMBtu	1,043,100	(0.46)
2013	Swap	MMBtu	176,700	(0.46)

The combined fair value of derivatives included in our consolidated balance sheet as of June 30, 2012 and December 31, 2011 is summarized below. We conduct derivative activities with only one financial institution, who is the agent of our credit facility. This may result in a concentration of credit risk. Our derivative assets and liabilities are presented in our consolidated balance sheets on a net basis, as our derivatives with both gain and loss positions are held by a single counterparty and are subject to a master netting arrangement. The fair value amounts in the table below are presented on a gross basis:

	June 30, 2012	December 31, 2011
	(In Thousands)
Derivatives not designated as hedging instruments:
Derivative assets:
Crude Oil—derivatives	$5,525	$—
Natural gas—derivatives	$7,596	$9,412
NGLs—derivatives	$9,638	$758
Derivative liabilities:
Crude Oil—derivatives	$2,655	$1,703
Natural gas—derivatives	$1,374	$714
NGLs—derivatives	$—	$1,290

Eagle Energy Company of Oklahoma, LLC

Notes to Consolidated Financial Statements

The following table summarizes the effect of the Company’s derivative contracts on the accompanying consolidated statements of operations for the six months ended June 30, 2012 and 2011 (in thousands):

		June 30,
Type of Contract	Location of Gain Recognized in Income	2012	2011
Energy derivatives	Realized and unrealized gain (loss) on derivatives	$16,165	$(1,028)

The following table summarizes the cash settlements and valuation gains and losses from our commodity derivative contracts for the six months ended June 30, 2012 and 2011 (in thousands):

	June 30,
Oil and Natural Gas Derivatives	2012	2011
Realized gain	$3,898	$1,231
Unrealized gain	12,267	(2,259)

Realized and unrealized gains on derivatives	16,165	(1,028)

6. Debt

The Company’s long-term debt as of June 30, 2012 and December 31, 2011 is as follows:

	June 30, 2012	December 31, 2011
	(In Thousands)
Senior Facility	$118,000	$79,000
Second Facility	35,000	35,000

	$153,000	$114,000

As of June 30, 2012, the Company’s credit facility consisted of a $250 million senior revolving credit facility (the Senior Facility) with a borrowing base of $145 million, which was most recently re-determined in April 2012. The Senior Facility has a maturity date of August 2014. Borrowings under the Senior Facility are secured by substantially all of the Company’s oil and natural gas properties.

Borrowings under the Senior Facility incur interest at a LIBOR-based rate plus a margin which increases based on increases in the amount of the Borrowing Base (ranging from 2 to 3 percent) which is due and payable monthly. At June 30, 2012 and December 31, 2011, the weighted-average interest rate was 4.5% and 4.8%, respectively. A commitment fee is assessed at a rate of 0.5%, dependent on the unused portion of the Credit Facility.

The borrowing base is subject to semiannual redeterminations in March and September and up to one additional time per six month period following each scheduled borrowing base redetermination, as may be requested by the Company.

Our Senior Facility requires the Company to maintain certain specific financial ratios. The ratio of consolidated EBITDAX (a non-GAAP measure generally defined as earnings before interest, taxes, depreciation, depletion, amortization, exploration expenses, and non-cash items which affect net income) to total interest expense may not be less than 2.75 to 1.00, the ratio of consolidated funded senior indebtedness to EBITDAX may not be greater than 4.00 to 1.00, the consolidated current ratio may not be less than 1.00 to 1.00, and the

Eagle Energy Company of Oklahoma, LLC

Notes to Consolidated Financial Statements

ratio of consolidated funded total indebtedness to EBITDAX may not be greater than 4.50 to 1.00. Further, the ratio of total proved reserves (discounted at 9%) to total consolidated funded indebtedness must be greater than 1.50 to 1.00.

As of June 30, 2012, we were in compliance with all financial covenants. If an event of default occurs and is continuing, the Lenders may declare all amounts due under the Senior Facility to be immediately due and payable.

Additionally, we have a second lien credit agreement totaling $50 million (the “Second Facility”). The Second Facility includes cross-default provisions with the Credit Facility. Prepayment of principal of borrowings under the Second Facility is not permitted without the consent of the Credit Facility lenders. The Second Facility has a maturity date of February 2015. Borrowings under the Second Facility are secured by the Company’s oil and gas properties and incur interest at a LIBOR-based rate plus a margin of 9 percent. The annual weighted-average interest rate on borrowings outstanding under this facility at June 30, 2012 and December 31, 2011 was 10.9% and 10.1%, respectively.

The Company believes the carrying amounts of our Senior Facility and Second Facility approximate their fair value due to the variable nature of the applicable interest rates.

7. Related Party Transactions

The Company paid for goods and services in the amount of $634 thousand and $572 thousand for the six months ended June 30, 2012 and 2011, respectively, from certain well servicing companies in which our CEO, Mr. Steve Antry directly and indirectly holds a controlling interest.

8. Commitments and Contingencies

The EPA and various state regulatory agencies routinely promulgate and propose new rules, and issue updated guidance to existing rules. We are unable to estimate the costs of asset additions or modifications which may be necessary to comply with any new regulations due to uncertainty created by the various legal challenges to these regulations and the need for further specific regulatory guidance.

The Company is a defendant in an action brought by two working interest owners with respect to a 156 acre mineral interest located in Lincoln county, Oklahoma. The plaintiffs allege that their interests were not properly pooled prior to the expiration of the lease. The matter is currently set for a full hearing before the OCC in October of 2012. The Company intends to vigorously defend against the plaintiff’s claims and has asserted an indemnity on this issue against Special Energy Corporation arising from the purchase and sale agreement related to the Company’s purchase of these assets.

We are involved in various legal actions and claims arising in the ordinary course of our business. While the outcome of these lawsuits cannot be predicted with certainty, we do not expect these matters to have a material adverse effect on our financial position, cash flows or results of operations.

9. Subsequent Events

We evaluated subsequent events through September 5, 2012, which is the day the financial statements were issued.

Eagle Energy Company of Oklahoma, LLC

Notes to Consolidated Financial Statements

Asset Sale

On August 11, 2012, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Midstates Petroleum Company, LLC (“Midstates”), pursuant to which the Company has agreed to sell substantially all of its producing oil and natural gas assets, unevaluated leasehold acreage in Oklahoma and Kansas and related hedging instruments. The aggregate purchase price, subject to adjustment as provided in the Agreement, consists of (a) $325 million in cash and (b) 325,000 shares of Series A Preferred Stock of the Company with an initial liquidation preference of $1,000 per share.

The Company and Midstates have made customary representations, warranties and covenants in the Agreement. Midstates has agreed not to take certain specified actions without the Company’s consent during the time between execution of the Agreement and the closing of the sale. The Company has made certain additional customary covenants, including, among others, covenants to conduct its business in the ordinary course between the execution of the Agreement and the closing and not to engage in certain kinds of transactions during that period, subject to certain exceptions.

Consummation of the sale is subject to various conditions, including, among others, (1) the accuracy of representations and warranties of the parties as of the closing date, including the absence of any material adverse effect with respect to each of the Company’s business and Midstates’s business, (2) the release of certain liens in connection with the repayment of our indebtedness, (3) the execution of certain ancillary documents and (4) other customary closing conditions. The sale will be effective June 1, 2012 and closing is expected to occur on or about October 1, 2012. The Agreement may be terminated under customary circumstances.

Amounts outstanding under our credit facilities will be retired with the proceeds received at closing. In the normal course of operations, we have advanced an additional $19 million on our Senior Facility and $15 million on our Second Facility subsequent to June 30, 2012.